EXHIBIT 5.1
[Blank Rome Letterhead]
August 12, 2009
GSI Commerce, Inc.
935 First Avenue
King of Prussia, PA 19406
     RE:      Registration Statement on Form S-3
Gentlemen:
We have acted as counsel to GSI Commerce, Inc. (the “Company”) in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, (“Securities Act”) pursuant to Rule 462(b), relating to the offer and sale by the Company of up to an additional 2,127,500 shares of Common Stock, $0.01 par value per share (the “Common Stock”). This opinion is being furnished pursuant to the requirements of Item 601(b)(5) of Regulation S-K.
In rendering this opinion, we have examined only the documents listed on Exhibit “A” attached hereto. We have not performed any independent investigation other than the document examination described. We have assumed and relied, as to questions of fact and mixed questions of law and fact, on the truth, completeness, authenticity and due authorization of all certificates, documents and records examined, and the genuineness of all signatures. In rendering this opinion, we have assumed that 49,094,218 shares of the Company’s Common Stock are currently outstanding.
This opinion is limited to the laws of the State of Delaware. No opinion is expressed as to the laws of any other jurisdiction.
Based upon and subject to the foregoing, we are of the opinion that up to an additional 2,127,500 shares of Common Stock being offered and sold by the Company pursuant to the Registration Statement, when sold in the manner and for the consideration contemplated by the Registration Statement, will be validly issued, fully paid and non-assessable
This opinion is given as of the date hereof. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may hereafter come to our attention or any changes in laws which may hereafter occur.
This opinion is strictly limited to the matters stated herein and no other or more extensive opinion is intended, implied or to be inferred beyond the matters expressly stated herein.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus, which is part of the Registration Statement. In giving this consent, we do not thereby concede that we come within the categories of persons whose consent is required by the Securities Act or the General Rules and Regulations promulgated thereunder.
Sincerely,
/s/ Blank Rome LLP
Blank Rome LLP

Exhibit A
1. The Company’s Amended and Restated Certificate of Incorporation
2. The Company’s Amended and Restated Bylaws
3. Minute Books and Stock Records of the Company
4. The Registration Statement